UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2021

Flagstar Bancorp, Inc.
(Exact Name of Registrant as Specified in Charter)

Michigan	1-16577	38-3150651
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

5151 Corporate Drive,	Troy,	Michigan	48098
(Address of principal executive offices)			(Zip code)
(248) 312-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock	FBC	New York Stock Exchange

Item 1.02	Termination of a Material Definitive Agreement

On March 30, 2021 Flagstar Bank, FSB (“Flagstar”), the wholly owned bank subsidiary of Flagstar Bancorp, Inc. (the “Company”), and the United States Department of Justice signed an amendment (the “Amendment”) to the Stipulation and Order of Settlement and Dismissal dated February 24, 2012 (the “DOJ Liability” or “2012 Agreement”) as filed by the Company as Exhibit 10.2 to its Form 10-K (“10-K”) for the year ended December 31, 2020. The Amendment settles a legacy liability related to pre-2012 activities and will terminate the 2012 Agreement upon payment as specified by the Amendment, subject to court approval.

The Amendment requires Flagstar to make a $70 million one-time restitution cash payment and removes any further obligation related to the potential payments required by the 2012 Agreement totaling $118 million. The fair value of the DOJ Liability as of December 31, 2020 was $35 million, therefore Flagstar will record a $35 million charge to other noninterest expense in its First Quarter 2021 Financial Statements.

The Amendment was the result of negotiations between the Department of Justice, the U.S. Department of Housing and Urban Development ("HUD") and the Company. The Company believes this settlement reflects a show of good faith towards HUD and acknowledges that the Company is in a stronger position today than at the time of the 2012 Agreement. Further, the Company is benefiting significantly from a robust mortgage market. In light of the long-standing relationship and ongoing business activities with HUD, the Company decided to settle this legacy liability. The Company believes this settlement addresses an uncertainty with respect to the value of the Company's shares and removes risks as described in its 10-K including potential restrictions related to the management of the business.

SIGNATURE
    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAGSTAR BANCORP, INC.

Dated: March 30, 2021	By:	/s/ James K. Ciroli
James K. Ciroli
Executive Vice President and Chief Financial Officer